EXHIBIT 25
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                              DECLARATION OF TRUST
                     FOURTH SUPPLEMENTAL AMENDING AGREEMENT

         THIS Declaration of Trust Fourth Supplemental Amending Agreement is made this 19th day of July, 1999

                                     Between

                              PRIMEWEST ENERGY INC.
               a body corporate incorporated under the laws of the
         Province of Alberta, with an office in the City of Calgary, in the Province of Alberta (the "Corporation")

                                       and

                      THE TRUST COMPANY OF BANK OF MONTREAL
             a trust company incorporated under the laws of Canada,
        with offices in the City of Calgary, in the Province of Alberta
                            (the "Successor Trustee")

         WHEREAS by Declaration of Trust dated August 2, 1996 among the Corporation, Montreal Trust Company of Canada ("Initial Trustee") and the Initial Unitholder, the Initial Unitholder settled the Trust upon the terms set forth in the Declaration of Trust; and

         WHEREAS the Declaration of Trust provides that the Declaration of Trust may be amended by the Trustee to make such modifications not inconsistent with the Declaration of Trust; and

         WHEREAS the term of the Initial Trustee expired following the third annual meeting of Unitholders of the Trust held May 18, 1999; and

         WHEREAS the Unitholders by Ordinary Resolution approved the appointment of the Successor Trustee as trustee of the Trust to hold office until the close of the sixth annual meeting of Unitholders of the Trust; and

         WHEREAS the Corporation, and the Successor Trustee propose to enter into this Declaration of Trust Fourth Supplemental Amending Agreement to restate the terms of the Trust and amend the terms of the Declaration of Trust to record the appointment of the Successor Trustee as trustee of the Trust, all as approved by the Unitholders;

         NOW THEREFOR THIS DECLARATION OF TRUST FOURTH SUPPLEMENTAL AMENDING AGREEMENT WITNESSETH that the Corporation and the Successor Trustee agree as follows:

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                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

         In this Fourth Supplemental Amending Agreement, unless the context otherwise requires, words and phrases used herein and which are defined in the Declaration of Trust shall have the meaning herein which are given to such words and phrases in the Declaration of Trust. In addition, the following terms have the following meanings:

         DECLARATION OF TRUST means that certain Declaration of Trust dated August 2, 1996 made among the Corporation, the Trustee and D. Jeff van Steenbergen, as Initial Unitholder; and

         SUPPLEMENTAL AMENDING AGREEMENT means this Declaration of Trust Fourth Supplemental Amending Agreement.

1.2      HEADINGS

         The division of this Supplemental Amending Agreement into Articles and Sections, the provision of a table of contents, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Supplemental Amending Agreement.

1.3      CONSTRUCTION OF TERMS

         In this Supplemental Amending Agreement, words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; references to dollar amounts refer to such amounts in Canadian currency; references to "this Supplemental Amending Agreement", "hereto", "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this Supplemental Amending Agreement, and not to any particular Article, Section or other portion hereof, and include any and every instrument supplemental or ancillary hereto or in implementation hereof; and the expressions "Article" and "Section" followed by a number, letter, or combination of numbers and letters refer to the specified Article or Section of this Supplemental Amending Agreement.

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                                       -3-


                                   ARTICLE 2
                       AMENDMENTS TO DECLARATION OF TRUST

2.1      AMENDMENTS TO DECLARATION OF TRUST

         The Declaration of Trust is hereby amended as of the date hereof by replacing the Declaration of Trust with the Amended and Restated Declaration of Trust attached hereto as Schedule "A.

                                   ARTICLE 3
                                  MISCELLANEOUS

3.1      CONFIRMATION OF AMENDED DECLARATION OF TRUST

         The Declaration of Trust as amended by this Supplemental Amending Agreement is hereby ratified and confirmed.

3.2      SUCCESSORS AND ASSIGNS

         The provisions of this Supplemental Amending Agreement shall enure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

3.3      COUNTERPARTS

         This Supplemental Amending Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument which shall be sufficiently evidenced by any such original counterparts.

3.4      SEVERABILITY

         If any provision of this Supplemental Amending Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Supplemental Amending Agreement in any jurisdiction.

3.5      DAY NOT A BUSINESS DAY

         In the event that any day on or before which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

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                                       -4-


3.6      TIME OF THE ESSENCE

         Time shall be of the essence in this Supplemental Amending Agreement.

3.7      GOVERNING LAW

         This Supplemental Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as Alberta contracts. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the Province of Alberta.

         IN WITNESS WHEREOF each of the parties hereto has caused this Supplemental Amending Agreement to be duly executed.


                                   PRIMEWEST ENERGY INC.


                                   Per: /s/
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                                   Per: /s/
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                                   THE TRUST COMPANY OF BANK
                                   OF MONTREAL

                                   Per: /s/
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